Exhibit 1.01 to Form SD

Facebook, Inc.
Conflict Minerals Report
For The Reporting Period January 1 to December 31, 2016

This Conflict Minerals Report (“CMR”) has been prepared by Facebook, Inc. for the reporting period January 1 to December 31, 2016 to comply with the final conflict minerals implementing rules (“Final Rules”) promulgated by the Securities and Exchange Commission (“SEC”), as modified by SEC guidance issued on April 29, 2014 and the SEC order issued on May 2, 2014. The Final Rules were adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as codified in Section 13(p) of the Securities Exchange Act of 1934. The Final Rules impose certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, tungsten, and gold.
Throughout this CMR, we use “Facebook,” “we” and “our” to refer to Facebook, Inc. and its subsidiaries, and we use “Oculus” to refer to Oculus VR, LLC, a wholly owned subsidiary of Facebook.
To comply with the Final Rules, we conducted due diligence on the origin, source and chain of custody of the conflict minerals that were necessary to the functionality or production of the Oculus products that we contracted to manufacture to ascertain whether these conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries.
Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, we are not required to describe any of our products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore make no conclusion in this regard in the report presented herein. Consistent with such SEC guidance and such SEC order, because we have not voluntarily elected to describe any of our products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I.	Product Overview
The Oculus virtual reality technology and content platform powers products that allow people to enter a completely immersive and interactive environment to play games, consume content, and connect with others. In March 2016, we shipped our first virtual reality hardware product, the Oculus Rift, and later that year we shipped the Oculus Touch, which are the only products that are in scope for this CMR. Oculus outsourced the manufacturing of these hardware products to a single third-party contract manufacturer during 2016. For purposes of this CMR, references to the “Oculus products” refer to the Oculus Rift and Touch hardware products and references to the “existing Oculus supplier” refers to the single third-party contract manufacturer we used during 2016.

II.	Conflict Minerals Analysis and Reasonable Country of Origin Inquiry
Based upon a review of the Oculus products and our reasonable country of origin inquiry (“RCOI”), we have determined that:

•	the Oculus products contain conflict minerals that are necessary to their production or functionality; and

•	for 2016, we know or have reason to believe that the existing Oculus supplier sourced conflict minerals from one or more of the Covered Countries.
We are therefore required by the Final Rules to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit thereto.

III.	Design of Due Diligence Measures
Facebook designed its due diligence with respect to the source and chain of custody of the conflict minerals contained in the Oculus products based on the five-step framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”).

IV.	Due Diligence Measures Performed by Facebook
Facebook performed the following due diligence measures in accordance with the OECD Guidance and the Final Rules:

OECD Guidance Step #1: Establish Strong Company Management Systems

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Oculus maintains a Conflict Minerals Policy (the “Conflict Minerals Policy”) that sets forth (i) its support for sourcing conflict-free materials from the Covered Countries in accordance with the OECD Guidance and the OECD Guidance’s model supply chain policy, and (ii) its expectations of its suppliers regarding supporting Oculus’s compliance activities. The Conflict Minerals Policy was approved by the Audit Committee of Facebook’s Board of Directors (the “Audit Committee”) and is publicly available on the Oculus website at www.oculus.com/legal/conflict-minerals.

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The implementation of Oculus’s RCOI, the conducting of due diligence on the source and chain of custody of Oculus’s necessary conflict minerals, and the drafting of the SEC filings required by the Final Rules are managed by a cross-functional conflict minerals working group that includes representatives from Facebook’s sustainability, finance and legal departments and Oculus’s supply chain and legal departments (the “Conflict Minerals Working Group”). The Conflict Minerals Working Group presents the SEC filings required by the Final Rules, including this CMR, to the Audit Committee for review prior to filing.

•	Records of material conflict minerals-related documentation are maintained electronically by Facebook for a period of five (5) years from the date of creation.

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The existing Oculus supplier has been provided with a copy of the Conflict Minerals Policy, and new Oculus manufacturing suppliers will be provided with a copy of the Conflict Minerals Policy as part of Oculus’s standard supplier onboarding process. In addition, Oculus’s form Development, Manufacturing and Supply Agreement contains a conflict minerals compliance provision (the “Conflict Minerals Contractual Provision”) that (i) requires Oculus suppliers to comply with applicable conflict minerals legislation and the Code of Conduct of the Electronics Industry Citizenship Coalition (the “EICC Code of Conduct”), (ii) prohibits Oculus suppliers from using conflict minerals from a Covered Country in the Oculus products unless specifically disclosed to and agreed by Oculus, (iii) requires Oculus suppliers to provide the information required by the Conflict Minerals Reporting Template (the “CMRT”), which is published by the Conflict-Free Sourcing Initiative (“CFSI”), and (iv) requires Oculus suppliers to cooperate with Oculus to enable it to conduct the RCOI and meet its obligations under any conflict minerals legislation. The Conflict Minerals Contractual Provision (i) has been incorporated into the Development, Manufacturing and Supply Agreement with Oculus’s existing supplier, and (ii) will be incorporated into new Development, Manufacturing and Supply Agreements.

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Interested parties can report concerns regarding the circumstances of mineral extraction, trade, handling and export in a conflict-affected and high-risk area, or conduct, actions, policies or practices that violate either the Conflict Minerals Policy or the EICC Code of Conduct in a manner consistent with Facebook’s Whistleblower and Complaint Policy. All reported activities will be reviewed by the responsible individuals within Conflict Minerals Working Group, as appropriate, and escalated, if necessary, consistent with the Whistleblower and Complaint Policy.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain

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Facebook requires that Oculus suppliers provide certain conflict minerals sourcing information by completing the relevant portions of the CMRT. The CMRT is designed to provide Facebook with sufficient information regarding Oculus suppliers’ practices with respect to the sourcing of conflict minerals to enable it to comply with its requirements under the Final Rules.

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Responsible individuals within the Conflict Minerals Working Group manage the collection of information reported on the CMRT by Oculus suppliers and coordinate follow-up communications with them as needed. In addition, to the extent that red flags or other issues are identified in the supplier data acquisition or engagement processes, these issues and red flags will be addressed first by the responsible individuals within the Conflict Minerals Working Group, and, if deemed appropriate by the Conflict Minerals Working Group, will then subsequently be reported to the Audit Committee as needed.

OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

•	If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Facebook determines that there is a reasonable risk that an Oculus supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, Facebook will design and implement a strategy to engage with that supplier.

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Components of the engagement strategy could range from actively reviewing and discussing the Conflict Minerals Policy with the Oculus supplier and providing awareness training on responsible supply chain sourcing, to enforcing provisions in the Conflict Minerals Contractual Provision, to requiring the Oculus supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Facebook from the Oculus supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

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Facebook joined the CFSI in September 2016 (member ID FCEB) and supports their programs and initiatives, such as the Conflict-Free Smelter Program (the “CFSP”). Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in the Oculus products, we rely on the CFSI and other third-party organizations to conduct audits of smelters and refiners.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

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As required by the Final Rules, we have filed a Form SD and a Conflict Minerals Report as an exhibit thereto for the 2016 calendar year reporting period. The Form SD and Conflict Minerals Report are also available on our website at https://investor.fb.com/financials under “SEC Filings.”

V.	Smelters and Refiners Identified
As part of Facebook’s RCOI, we compared the smelters and refiners that our existing Oculus supplier reported to us by means of the CMRT against the CFSI's Smelter Reference List. As a result thereof, we identified 135 smelters and refiners reported by our supply chain that provide necessary conflict minerals. We reasonably believe that of these 135 smelters and refiners, 32 smelters and refiners directly or indirectly sourced conflict minerals that originated from a Covered Country, and another 23 smelters and refiners may have directly or indirectly sourced conflict minerals that originated from a Covered Country. Of the 135 smelters and refiners reported by the existing Oculus supplier, 134 are compliant with the CFSP's assessment protocols or certified or accredited by a cross-recognized certification program such as the Responsible Jewellery Council's Chain-of-Custody Certification program or the London Bullion Market Association’s Responsible Gold Guidance Programme, and one is currently in the process of becoming compliant with the CFSP's assessment protocols. Attached as Addendum A to this CMR is a list of the country locations of the smelters and refiners reported by the existing Oculus supplier and the conflict minerals processed by those smelters and refiners.
Smelter and refiner information regarding compliance with the CFSP's assessment protocols reported in the preceding paragraph is based on CFSI information updated through May 11, 2017.
FORWARD LOOKING STATEMENTS
Certain statements herein are forward-looking in nature and are based on Facebook’s management's current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Facebook’s control and which could cause actual events to differ materially from those expressed or implied by the statements made herein.
DOCUMENTS INCORPORATED BY REFERENCE
Unless otherwise stated herein, any documents, third-party materials or references to websites are not incorporated by reference in, or considered to be a part of, this CMR, unless expressly incorporated by reference herein.

Addendum A
List of Smelter and Refiner Country Locations by Conflict Mineral

Conflict Mineral	Country Location
Gold	Australia
Canada
China
Germany
Japan
Republic of Korea
South Africa
Switzerland
Taiwan
United States of America
Uzbekistan
Tantalum	Austria
Brazil
China
Germany
Japan
Kazakhstan
Russia
Thailand
United States of America
Tin	Belgium
Bolivia
Brazil
China
Indonesia
Japan
Malaysia
Peru
Philippines
Poland
Spain
Taiwan
Thailand
United States of America
Vietnam
Tungsten	Austria
China
Germany
Japan
Russia
United States of America
Vietnam